EXHIBIT 19

                               STOCK TRADING PLAN

     This Stock Trading Plan (the "Plan") is being adopted by Michael W. Johnson ("Client") to facilitate the sale of shares of the common stock (the "Shares") of InfoNow Corporation ("Issuer").

     In order to diversify her investment portfolio, Client desires to sell the Shares. To dispel any inference that Client is trading in the Shares on the basis of, while using, when in possession of, or when aware of material nonpublic information; or that the trades in the Shares evidence Client's knowledge of material nonpublic information, or information at variance with Issuer's statements to investors; Client has determined to instruct Credit Suisse First Boston ("CSFB") to sell a pre-determined amount of Shares pursuant to the formulas described in Exhibit A.

     Client hereby represents, warrants and acknowledges that he:

     1. Has instructed CSFB to make this Plan effective on January 1, 2004 (the "Effective Date"); and that the Plan shall terminate on the earlier of (i) 4 year(s) from the Effective Date, (ii) the date on which the total shares have been sold or (iii) the date this Plan may be terminated pursuant to Paragraph 10.

     2. As of the date of this Plan, is not aware of any material nonpublic information regarding Issuer and is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent CSFB from acting upon the instructions set forth in this Plan.

     3. While the Plan is in effect, may not discuss with CSFB the timing of the trading in the Shares on his behalf (other than to confirm these instructions and describe them if necessary); shall not attempt to exercise, any influence over how, when, or whether to effect sales of Shares pursuant to this Plan and acknowledges and agrees that CSFBC shall not sell Shares pursuant to this Plan at any time when any person at CSFB executing such sales is aware of material nonpublic information concerning the Issuer or its securities.

     4. Is entering into this Plan in good faith and not as part of any scheme to evade the prohibitions of Rule 10b5-1 adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     5. Has not entered into, and will not enter into, any corresponding or hedging transaction or position with respect to the Shares.

     6. Confirms that the sale of the Shares pursuant to the formula in Exhibit A will comply with Rule 144 under the Securities Act of 1933.

     7. Acknowledges that CSFB may make a market in the Shares and will continue to engage in market-making activities while executing transactions on behalf of Client pursuant to the Plan.

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     8.   Client may terminate or suspend this Plan and execute a new one at any time, provided that: (i) he/she notifies Issuer of the change, (ii) the new plan is adopted outside of the Issuer's quiet period at a time when the Client is not in possession of material, non-public information about the Company, and (iii) there is a 30-day waiting period between the time the plan goes into effect and the shares are sold.

     9. While this Plan is in effect, client will not alter or deviate from the terms of this Plan with respect to trading in the Shares; and agrees that, until this Plan has been terminated, will not adopt a plan for trading with respect to the Shares other than this Plan.

     10. Understands that the Plan may be suspended or terminated if CSFB receives notice from Issuer that (i) Issuer has become aware of a legal, contractual or regulatory restriction applicable to Issuer or Client that would prohibit any sale pursuant to the Plan or (ii) there is a change in Issuer's insider trading policies such that the sales to be made by CSFBC for the account of Client pursuant to the Plan would violate these policies.

     Issuer's Compliance Officer shall make such notice to the following address:

     Credit Suisse First Boston
     650 California Street, 31st Floor
     San Francisco, CA 94108
     Telephone: (415) 249-2031
     Fax: (415) 249-2025
     Attention: Jonathan L. White

     11. Agrees that he shall at all time during the Plan, in connection with the performance of this Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     This Plan shall be governed by and construed in accordance with the laws of the State of New York.


                                             /s/ Michael W. Johnson
                                             ----------------------
                                             Michael W. Johnson
                                             (Print Name)




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